STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP

AND MERGER

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

DUNN MINING INC., a Nevada Corporation

INTO

VOLCAN HOLDINGS, INC., a Delaware Corporation

Dunn Mining Inc., a corporation organized and existing under the laws of the State of Nevada,

DOES HEREBY CERTIFY:

FIRST:  That it was organized as a Nevada corporation pursuant to the provisions of the Nevada Revised Statutes on April 4, 2006.

SECOND:  That it owns 100% of the outstanding shares of the capital stock of Volcan Holdings, Inc., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware on September 10, 2008.

THIRD:  That by written consent of its board of directors, dated September 10, 2008, determined to merge the corporation into said Volcan Holdings, Inc., and did adopt the following resolutions:

RESOLVED, that this corporation, Dunn Mining Inc., merges itself into Volcan Holdings, Inc., which corporation assumes all of the obligations of Dunn Mining Inc.

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

Upon completion of the merger, the holders of the common stock of Dunn Mining Inc. shall receive 6.1728395  shares of the common stock of Volcan Holdings, Inc. in exchange for each share of common stock of Dunn Mining Inc. and shall have no further claims of any kind or nature; and all of the common stock of Volcan Holdings, Inc. held by Dunn Mining Inc. shall be surrendered and canceled.

FOURTH:  That this merger has been approved by the holders of at least a majority of the outstanding shares of stock of this corporation, Dunn Mining Inc., by written consent in lieu of a meeting of the stockholders.

FIFTH:  That the name of the surviving corporation shall be Volcan Holdings, Inc.

IN WITNESS WHEREOF, said parent corporation has caused this Certificate to be signed by an authorized officer this 10th day of September, 2008.

By:	/s/ Gregory P. Byrne
Authorized Officer

Name:	Gregory Paul Byrne
Print or Type

Title:	Chairman, President and CEO